Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) between SPIRE INC., a Delaware corporation (the “Company”), and Scott Doyle (the “Executive”), is entered into on April ___, 2025 (the “Execution Date”). In consideration of the covenants contained herein, the parties agree as follows:

1.
Employment. Subject to the terms and conditions of this Agreement, including the termination provisions of Section 4 hereof, the Company hereby agrees to continue to employ Executive and Executive hereby agrees to continue to be employed by the Company for the period commencing on April 24, 2025 (the “Effective Date”) and ending on the first anniversary of such date (the “Initial Term”). The term of this Agreement will automatically be renewed for a term of one (1) year (each, a “Renewal Term”) at the end of the Initial Term and at the end of each Renewal Term thereafter, provided that the Board does not provide written notice to Executive of its intention not to renew this Agreement at least thirty (30) days prior to the expiration of the Initial Term or any Renewal Term. For purposes of this Agreement, “Employment Period” includes the Initial Term and any Renewal Term(s) thereafter, subject to earlier termination in accordance with Section 4 of this Agreement.
2.
Positions and Authority. Commencing as of the Effective Date, Executive shall cease serving as the Company’s Chief Operating Officer and shall serve in the positions of President and Chief Executive Officer (“CEO”) of the Company, or in such other positions as the parties may agree, and shall have such duties and responsibilities as are assigned to Executive by the Board of Directors of the Company (the “Board”) consistent with Executive’s position as President and Chief Executive Officer of the Company. Commencing on the Effective Date, Executive shall be appointed as a member of the Board and, during the Employment Period, the Company shall cause Executive to be nominated for election as a member of the Board and use its commercially reasonable efforts to secure such election. Without additional compensation, at the direction and request of the Board, Executive shall also serve as a board member or officer of any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company. Executive shall report solely and exclusively to the Board.

During the Employment Period, Executive shall devote his full business time and efforts to the business and affairs of the Company and its subsidiaries, provided that Executive shall be entitled to serve as a member of the board of directors of a reasonable number of other companies, to serve on civic, charitable, educational, religious, public interest or public service boards, and to manage Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of Executive’s duties and responsibilities hereunder. Executive shall not become a director of any for profit entity without first receiving the approval of the Corporate Governance Committee of the Board, which shall not be unreasonably withheld.

3.
Compensation and Benefits. Promotion Compensation. In consideration of the commencement of Executive’s employment service as President and CEO, during the Employment Period, Executive shall receive:

(a)
Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive an annual Base Salary of $850,000 per year, payable in accordance with the normal payroll practices of the Company. The Base Salary shall be reviewed for increases but not decreases by the Compensation and Human Resources Committee of the Board (the “Compensation Committee”) in good faith, based upon Executive’s performance and the Company’s pay philosophy, not less often than annually, provided, that Executive’s Base Salary may be comparably decreased as part of an across-the-board reduction in base salaries of all Company executive officers. The term “Base Salary” shall refer to the Base Salary as may be in effect from time to time.
(b)
Annual Incentive Compensation. Executive shall continue to be eligible to participate in the Company’s Annual Incentive Plan (the “Annual Incentive Plan”), with a target annual bonus equal to 100% of Base Salary for the fiscal year beginning October 1, 2024. This target will apply to the entire fiscal year beginning October 1, 2024 and shall be based on the amount of Base Salary actually paid to Executive in such fiscal year. The actual amount of the annual bonus earned by and payable to Executive for any year or portion of a year, as applicable, shall be determined upon the satisfaction of goals and objectives established by the Compensation Committee, and shall be subject to such other terms and conditions of the Annual Incentive Plan as in effect from time to time (including, without limitation, any prorated payouts for any partial years of service). Each bonus paid under the Annual Incentive Plan shall be paid to Executive no later than 2 ½ months following the end of the Performance Period (as defined in the Annual Incentive Plan) in which the bonus is earned.
(c)
Long-Term Incentive Grants. During the Employment Period, Executive shall be eligible to participate in the equity incentive program maintained for senior executive officers of the Company, with a target opportunity determined by the Board or Compensation Committee for each year of participation thereunder. Executive shall be granted equity awards with an aggregate target grant date fair value of $1,050,000 on May 2, 2025, which awards shall be (i) 25% in the form of time-based restricted shares, which shall fully vest on November 22, 2027, subject to Executive’s continued employment with the Company through such date; and (ii) 75% in the form of performance-contingent stock units, which shall be earned based on achievement with respect to performance goals established by the Board or Compensation Committee in their discretion and which shall be communicated to Executive, and which shall vest, to the extent earned, on November 22, 2027, subject to the Executive’s continued employment with the Company through such date. The foregoing grants shall be subject to, and governed by, the Company’s 2025 Equity Incentive Plan and the applicable award agreements issued to Executive.
(d)
Other Benefits.
(i)
Savings and Retirement Plans. Except as otherwise limited by applicable law, Executive shall be entitled to participate in all qualified and non-qualified savings and retirement plans applicable generally to other senior executive officers of the Company, in accordance with the terms of the plans, as may be amended from time to time.
(ii)
Welfare Benefit Plans. Except as otherwise limited by applicable law, Executive and/or his eligible dependents shall be eligible to participate in and shall receive all benefits under the Company’s welfare benefit plans and programs applicable generally

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to other senior executive officers of the Company, in accordance with the terms of the plans, as may be amended from time to time.
(iii)
Perquisites. Except as otherwise limited by applicable law, Executive shall be entitled to such perquisites as may be available generally from time to time to other senior executive officers of the Company.
(iv)
Business Expenses. Subject to Section 13, Executive shall be reimbursed for reasonable travel and other expenses incurred in the performance of Executive’s duties on behalf of the Company in a manner consistent with the Company’s policies regarding such reimbursements, as may be in effect from time to time.
4.
Termination of Employment. Executive’s employment under this Agreement shall terminate upon the earliest to occur of: (i) the expiration of the term of this Agreement pursuant to Section 1 hereof; (ii) Termination due to Disability (as defined in the Company’s Executive Severance Plan (the “Severance Plan”)); (iii) termination of Executive’s employment upon written notice by the Company for any reason other than Termination due to Disability; (iv) Executive’s death; (v) termination of Executive’s employment by Executive due to Executive’s retirement (as defined in the applicable Company policy) upon ninety (90) days prior written notice to the Company (or such shorter period as the Board may determine); or (vi) termination of Executive’s employment by Executive for any reason other than Executive’s retirement upon thirty (30) days prior written notice to the Company (or such shorter period as the Board may determine). Upon the termination of Executive’s employment with the Company for any reason, Executive shall be deemed to have resigned from the Board and all other positions with the Company or any of its affiliates held by Executive as of the date of his termination of employment, and shall reasonably cooperate to execute any documents necessary to effectuate the same. During the Employment Period, Executive shall continue to participate in the Severance Plan as it exists from time to time; provided, that, as of the Effective Date, Executive shall be a “Tier 1 Participant” (as defined in the Severance Plan); provided, further, that the expiration of this Agreement pursuant to Section 1 hereof shall constitute a termination by the Company without “Cause” (as defined in the Severance Plan), unless circumstances exist at the time of such termination of employment that would permit the Company to terminate Executive’s employment for Cause.
5.
Restrictive Covenants. In connection with this Agreement, and as a condition of the Executive’s appointment as President and CEO, Executive shall sign and abide by the Employee Confidentiality, Non-Disparagement, Non-Competition and Non-Solicitation Agreement (the “Restrictive Covenants Agreement”), a copy of which is attached as Exhibit A to this Agreement. The parties agree that the Restrictive Covenants Agreement may be amended by the parties from time to time without regard to this Agreement, and contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.
6.
Survival. Sections 4, 5, 6, and 8 through 16, and such other provisions hereof as may so indicate shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.
7.
Notices. Any notice provided for in this Agreement shall be in writing and shall be delivered (i) personally, (ii) by certified mail, postage prepaid, (iii) by Federal Express or other

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reputable courier service regularly providing evidence of delivery (with charges paid by the party sending the notice), or (iv) by facsimile or a PDF or similar attachment to an email, provided that such telecopy or email attachment shall be followed within one (1) business day by delivery of such notice pursuant to clause (i), (ii) or (iii) above. Any such notice to a party shall be addressed at the address set forth below (subject to the right of a party to designate a different address for itself by notice similarly given):

If to the Company:

SPIRE INC.
700 Market Street
St. Louis, MO 63101
Attention: Chief Administrative Officer & Corporate Secretary

If to Executive:

Scott Doyle
At the most recent address on file with the Company

8.
Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.
9.
Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by Executive and his heirs, executors and personal representatives, and the Company and its successors and assigns. Any successor or assignee of the Company shall assume the liabilities of the Company hereunder.
10.
Governing Law. This Agreement shall be governed by the internal laws (as opposed to the conflicts of law provisions) of the State of Missouri.
11.
Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
12.
Withholding. All payments and benefits under this Agreement are subject to withholding of all applicable taxes, and shall be paid less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.
13.
Code Section 409A. The payments and benefits under this Agreement are intended to be exempt from, or to comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. Each payment to Executive under this Agreement shall be considered a separate payment. Executive hereby agrees to be bound by the Company’s determination of its “specified employees” (as such term is defined in Section 409A of the Code) provided such determination is in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code.

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Notwithstanding any other provision in this Agreement, to the extent any payments made or contemplated hereunder constitute nonqualified deferred compensation, within the meaning of Section 409A of the Code, then if Executive is a specified employee (within the meaning of Section 409A of the Code) as of the date of Executive’s separation from service, each such payment that is payable as a result of Executive’s separation from service and would have been paid prior to the six-month anniversary of Executive’s separation from service, shall be delayed until the earlier to occur of (A) the first day of the seventh month following Executive’s separation from service or (B) the date of Executive’s death. Any reimbursement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to Executive in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. In no event whatsoever shall the Company, its affiliates, or their respective employees, directors or representatives be liable for any additional tax, interest or penalties that may be imposed on You by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.
14.
Clawbacks. The payments to Executive pursuant to this Agreement are subject to forfeiture or recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy or provision that the Company has included in any of its existing compensation programs or plans or that it may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
15.
Company Policies. Executive shall be subject to additional Company policies as they may exist from time-to-time, including policies with regard to stock ownership by senior executives and policies regarding trading of securities. As of the date of this Agreement, the Company’s stock ownership guidelines require that the Chief Executive Officer of the Company hold shares of the Company with a value of no less than six times his or her base salary as in effect at the time of stock ownership measurement.
16.
Exceptions; Notice of Immunity Under the Defend Trade Secrets Act of 2016. Executive acknowledges and agrees that nothing in this Agreement, the Restrictive Covenants Agreement, or in any agreement between Executive and the Company prohibits or limits Executive (or Executive’s attorney) from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before, the Securities and Exchange Commission (SEC), the Department of Justice, FINRA, any other self-regulatory organization, or any other governmental, law enforcement, or regulatory authority, regarding any reporting of, investigation into, or proceeding regarding suspected violations of law, and that Executive is not required to advise or seek permission from the Company before or after engaging in any such activity. Executive further acknowledges that, in connection with any such activity, Executive must inform such authority of the confidential nature of any confidential information that Executive provides, and that Executive is not permitted to disclose any information that is

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protected by the attorney-client privilege or any other privilege belonging to the Company, as the Company does not waive and intends to preserve such privileges. Executive is further advised that U.S. federal law, the Defend Trade Secrets Act of 2016, provides that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official (either directly or indirectly) or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SPIRE INC.

By: /s/ Mark A. Borer
Name: Mark A. Borer
Title: Chairman of the Compensation
Committee of the Board

EMPLOYEE

By: /s/ Scott E. Doyle
Name: Scott E. Doyle
Title: President and Chief Executive Officer

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ANNEX A

Spire Inc.

Employee Confidentiality, Non-Disparagement, Non-Competition and Non-Solicitation Agreement

WHEREAS, SCOTT DOYLE (the “Employee”) has been and shall continue to be employed by Spire Inc. and/or its subsidiaries (the “Company”);

WHEREAS, in the course of Employee’s employment, the Company has and will continue to disclose to Employee, and Employee has and will continue to receive, certain non-public, confidential, and proprietary information pertaining to the business of the Company, its affiliates, subsidiaries, related entities, and all of their collective principals, members, officers, directors, employees, representatives, agents, and/or partners (including, without limitation, their business partners and their related persons) (collectively “Company Parties” and each a “Company Party”);

WHEREAS, the disclosure of such non-public, confidential, and proprietary information to third parties would cause grave harm to the Company Parties; and

WHEREAS, in the course of Employee’s employment, Employee has and will be given specialized training by the Company and incentives, compensation, information, assistance, and/or other consideration related to the development and maintenance of goodwill between the Company, Employee, and the Company’s current and prospective customers; Employee acknowledges and agrees that this creates a special relationship of trust and confidence between the Company, Employee, and the Company’s current and prospective customers, business partners, affiliates, and investors, and Employee further acknowledges and agrees that there is a high risk and opportunity for any person given such responsibility, specialized training, and Confidential Information (as defined herein) to misappropriate the relationship and goodwill existing between the Company and the Company’s current and prospective customers, business partners, and investors;

NOW, THEREFORE, in order to assure the confidentiality and proper use of the Confidential Information and other Company Property (each as defined herein), and in consideration of the provision of such information to the Employee, the specialized training provided to the Employee by the Company, the Employee’s access to the Company’s client relationships and goodwill, other good and valuable consideration provided to the Employee during his/her employment, and the mutual covenants and promises contained herein, Employee agrees with the Company in this agreement (the “Agreement”) as follows:

1. Employee agrees and acknowledges that “Confidential Information” shall mean all non-public, or proprietary information regarding the Company and/or any of the Company Parties, whether or not maintained in written form and whether in digital, hardcopy, or other format, including all personal information, personnel information, financial data, investment data, commercial data, trade secrets, business plans, business models, organizational structures and models, business strategies, internal industry studies, research and development efforts, formulas, algorithms, marketing plans, information and materials, processes, inventions, devices, training manuals, computer programs (including without limitation source code(s) and object code(s)), databases, customer, client and investor information (including without limitation information regarding each Company Party’s current or prospective customer, clients or investors, customer, client or investor names, and customer, client or investor representatives), operational research models, each Company Party’s templates and agreements, and all other non-public, proprietary, or confidential information, concerning or provided by or on behalf of the Company Parties, including, without limitation, information regarding any actual or prospective business opportunities, employment opportunities, finances, and other proprietary information and trade secrets.

2. Employee agrees and acknowledges that “Company Property” shall mean all property and resources of the Company Parties or any Company Party, including, without limitation, Confidential Information, each Company Party’s products, each Company Party’s computer systems and all software, e-mail, web pages and databases, telephone and facsimile services, electronic communication devices (including BlackBerry, iPhone, iPad and similar devices) and all other administrative and/or support services provided by the Company Parties. Employee further agrees that “Company Property” shall include any information regarding processes, data, methods, inventions, developments, and improvements that Employee conceives, originates, develops, or creates, solely or jointly with others, during or as a result of his/her employment with the Company, and whether or not any of the foregoing also may be included within “Confidential Information” as defined under this Agreement.

3. All Company Property and Confidential Information is owned by and for the Company Parties exclusively; is intended for authorized, job-related purposes on behalf of the Company Parties; and shall not be used for personal or other non-job-related purposes. Specifically, without limitation, Employee has not and shall not, directly or indirectly except as required in connection with Employee’s employment or as permitted by the exceptions set forth in Paragraph 16, (i) remove Company Property or Confidential Information from the Company Parties’ premises; (ii) divulge, disclose, transmit, reproduce, convey, summarize, quote, share, or make accessible to any other person or entity any Confidential Information or non-public Company Property; (iii) use Confidential Information or Company Property for any purpose outside the course of performing the authorized duties of his/her employment with the Company; or (iv) review or seek to access any Confidential Information or Company Property.

4. Upon termination of employment (for any reason) or at any time the Company may request, Employee agrees to promptly deliver to the Company all Confidential Information and Company Property (each as defined above) in his/her possession or under his/her control, including any and all BlackBerries, iPhones, iPads, security cards, all documents, disks, tapes, or other electronic, digital, or computer means of storage, and all copies of such information and property.

5. If Employee receives a subpoena or process from any person or entity (including, but not limited to, any governmental agency) which would or may require Employee to disclose documents or information or provide testimony (in a deposition, court proceeding, or otherwise) regarding, in whole or in part, any of the Company Parties or any Confidential Information or Company Property, Employee shall: (i) notify the Company of the subpoena or other process within two (2) business days of receiving it; and (ii) to the maximum extent possible, not make any disclosure until the Company Parties have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure, limit the scope or nature of such disclosure, and/or seek to participate in the proceeding or matter in which the disclosure is sought.

6. Employee agrees that he/she will cooperate reasonably with the Company in connection with any existing or future investigation by or legal action(s) involving the Company Parties whether administrative, civil or criminal in nature, in which and to the extent the Company reasonably deems Employee’s cooperation necessary, without further compensation; provided that Employee’s cooperation shall be subject to reasonable accommodations to Employee’s schedule and will not unduly interfere with Employee’s personal or business pursuits.

7. Subject to the exceptions set forth in Paragraph 16, Employee agrees and acknowledges that he/she has not and will not make or publish any disparaging statements (whether written or oral) about any of the Company Parties, or defame or publicly criticize any Company Parties, including but not limited to the services, business ventures, integrity, veracity, or personal or professional reputation of any of the Company Parties, in any manner whatsoever, except that nothing herein prevents Employee from giving truthful testimony in a legal proceeding.

8. Employee agrees and acknowledges that he/she has not and will not publicly comment upon or discuss any Company Parties, including but not limited to their businesses, investors, and/or potential investors, with any media source, including but not limited to any reporters, television, radio, movie, theatrical, internet web blog or web site, national or local newspaper, magazine, or any other news organization, news outlet, or publication. Employee further agrees not to publish, or draft for publication, any written material whatsoever related to any Company Parties, except as specifically authorized, in writing, by the Company.

9. Non-Solicitation. Employee agrees that for a period for a period of 24 consecutive months for Tier 1 Participants, 12 consecutive months for Tier 2 Participants, or 12 consecutive months for Tier 3 Participants after the termination of his/her employment from the Company for any reason other than a change in control, or for a period of 36 consecutive months for Tier 1 Participants, 24 consecutive months for Tier 2 Participants, or 18 consecutive months for Tier 3 Participants after the termination of his/her employment from the Company within two (2) years following a change in control (the “Restricted Period”), Employee shall not, directly or indirectly, for or on behalf of Employee or any other person or entity:

(a) solicit, recruit, hire, enter into any business arrangement or relationship with, endeavor to entice away from any Company Party, or otherwise interfere with a Company Party’s relationship with, any of its current employees or contractors, or anyone who was employed or engaged by any Company Party at any time during the twelve (12) months prior to the termination of Employee’s employment, or

(b) solicit, endeavor to entice away from any Company Party, or otherwise interfere with, any Company Party’s business relationship with any of its current or potential customers, clients, or investors, or any persons or entities that were customers, clients or investors, or that were solicited to be customers, clients or investors of any Company Party at any time during Employee’s employment with the Company, or

(c) solicit, recruit, hire, or enter into any business arrangement or relationship with, any person who Employee knows, or reasonably could be expected to know by virtue of the information that was available to Employee from any of the Company Parties and/or by virtue of Employee’s position at the Company, was recruited, solicited, interviewed, or considered for hire or retention by any of the Company Parties, for any technology, operations, or investment role during the term of Employee’s employment with the Company or during the period twelve (12) months prior to the termination thereof.

For the avoidance of any doubt, the restrictions in Paragraph 9 shall at all times apply regardless of whether or not the individual is a present or former Company Party employee and irrespective of how or why the individual’s employment or engagement with any Company Party may have terminated.

10. Non-Competition.

(a) Employee agrees that during the Restricted Period Employee shall not, directly or indirectly, without the prior written permission of the Company, anywhere in the [insert applicable geographic area]: (i) enter into the employ of or render any services to any person or entity engaged in a “Competitive Business” (as defined below); or (ii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; provided, however, nothing in this Agreement shall preclude Employee from investing his/her personal assets in the securities of any Competitive Business if such securities are (i) traded on a national stock exchange or in the over-the-counter market and if such investment does not result in Employee beneficially owning, at any time, more than one percent (1%) of the publicly-traded equity securities of such competitor or (ii) not traded on a national stock exchange or in the over-the-counter market if such investment is as a passive investor and such investment does not result in Employee beneficially owning, at any time, more than one percent (1%) of any class of equity securities of such competitor.

(b) Employee agrees and acknowledges that for the purposes of this Agreement the term “Competitive Business” shall mean any business that provides services for the acquisition, sale, and transportation of natural gas and related products, for wholesale and retail users, gas marketing, and compressed natural gas fueling solutions and other energy related services, throughout Missouri, Alabama, and other geographic areas within the United States.

11. Employee acknowledges and agrees that the provisions of, and Employee’s obligations under, this Agreement are reasonable in scope and necessary for the protection of the Company Parties and their legitimate business interests; that such obligations are not limited in time to the period of Employee’s employment with the Company, but rather shall survive termination of such employment, irrespective of the reason therefor; that Employee’s breach (or threatened breach) of any such provisions or obligations will result in irreparable injury to the Company Parties, inadequately compensable in money damages; and that the Company and/or any of the Company Parties shall be entitled to seek and obtain, in addition to any legal remedies that might be available to it or them, injunctive relief to prevent and/or remedy such a breach or threatened breach (without first having to demonstrate any actual damage, or post any bond or furnish any other security in respect thereof). In any proceeding for an injunction and upon any motion for a temporary or permanent injunction (each, an “Injunctive Action”), the Company’s or the Company Parties’ right to receive monetary damages shall not be a bar, or be interposed as a defense, to the granting of such relief. The Company’s and/or the Company Parties’ right to injunctive relief is in addition to, and not in lieu of, any other rights and remedies available to it or them under law or in equity, including, without limitation, any remedy that the Company may seek in any arbitration brought pursuant to Paragraph 12 of this Agreement. Any Injunctive Action may be brought in any appropriate state or federal court sitting in St. Louis, Missouri and Employee hereby irrevocably submits to the jurisdiction of such courts in any Injunctive Action and waives any claim or defense of inconvenient or improper forum or lack of personal jurisdiction under any applicable law or decision. Upon the issuance (or denial) of an injunction, the underlying merits of any dispute shall be resolved in accordance with the arbitration provisions of Paragraph 12 of this Agreement.

12. Except as provided in Paragraph 11 herein, any dispute arising between the Parties under this Agreement, under any statute, regulation, or ordinance, under any employment agreement, offer letter or other agreement, and/or in connection with Employee’s employment, or termination thereof, shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) for resolution. Such arbitration shall be conducted in St. Louis, Missouri, and the arbitrator will apply Missouri law, including federal law as applied in Missouri courts. The arbitration shall be conducted in accordance with the AAA’s Employment Arbitration Rules as modified herein. The arbitration shall be conducted by a single arbitrator, who shall be an attorney who specializes in the field of employment law and who shall have prior experience arbitrating employment disputes. The award of the arbitrator shall be final and binding on the parties, and judgment on the award may be confirmed and entered in any state or federal court in St. Louis, Missouri. The arbitration shall be conducted on a strictly confidential basis, and Employee shall not disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action (collectively, “Arbitration Materials”), to any third party, with the sole exception of Employee’s legal counsel, who also shall be bound by these confidentiality terms. In the event of any court proceeding to challenge or enforce an arbitrator’s award, the parties hereby consent to the exclusive jurisdiction of the state and federal courts in St. Louis, Missouri and agree to venue in that jurisdiction. The parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all Confidential Information (and documents containing Confidential Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement.

13. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of Missouri applicable to agreements made and to be performed in the State. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and may not be amended, discharged, or terminated, nor may any of its provisions be waived, except upon the execution of a valid written instrument executed by Employee and the Company.

14. If any term or provision of this Agreement (or any portion thereof) is determined by an arbitrator or a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon a determination that any term or provision (or any portion thereof) is invalid, illegal, or incapable of being enforced, the Company and Employee agree that an arbitrator or reviewing court shall have the authority to “blue pencil” or modify this Agreement so as to render it enforceable and effect the original intent of the parties to the fullest extent permitted by applicable law.

15. Nothing in this Agreement alters the at-will nature of Employee’s employment with the Company. Employee acknowledges and agrees that his/her employment is at-will, which means that both Employee and the Company shall have the right to terminate such employment at any time, for any reason, with or without cause and with or without prior notice. The Company also reserves the right to modify the terms, benefits, and conditions of Employee’s employment at any time.

16. Exceptions for Government Reporting. Employee acknowledges and agrees that nothing in this Agreement, any other agreement between Employee and the Company, or any Company policy prohibits or limits Employee (or Employee’s attorney) from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before, the Securities and Exchange Commission (SEC), the Department of Justice, FINRA, any other self-regulatory organization, or any other governmental, law-enforcement, or regulatory authority regarding this Agreement or any reporting of, investigation into, or proceeding concerning suspected violations of law, and that Employee is not required to advise or seek permission from the Company before or after engaging in any such activity. Employee further acknowledges that, in connection with any such activity, Employee must inform such authority of the confidential nature of any confidential information provided, and that Employee is not permitted to disclose any information protected by the attorney-client privilege or any other privilege belonging to the Company, as the Company does not waive and intends to preserve such privileges. Employee is further advised that U.S. federal law, specifically the Defend Trade Secrets Act of 2016, provides that an individual shall not be held criminally or civilly liable under any federal or state trade-secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official (either directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal.

EMPLOYEE

By: /s/ Scott E. Doyle
Name: Scott E. Doyle
Title: President and Chief Executive Officer

SPIRE INC.

By: /s/ Mark A. Borer
Name: Mark A. Borer
Title: Chairman of the Compensation
Committee of the Board